EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Reports First Quarter 2018 Results

Sparta, Mich. – April 25, 2018 – ChoiceOne Financial Services, Inc. (OTC:COFS), the parent company for ChoiceOne Bank, reported net income of $1,658,000 for the first quarter of 2018 compared to $1,446,000 in the same period in 2017. Earnings per share were $0.48 in the first quarter of 2018 compared to an adjusted $0.42 per share in the first quarter of the prior year. Per share amounts for 2017 have been adjusted for the 5% stock dividend paid on May 31, 2017.

“I am extremely pleased to once again report strong net income for the first quarter of 2018,” said Kelly Potes, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. “This will be an exciting year for us as we continue our expansion into West Michigan with a new full-service branch opening in downtown Grand Rapids, and another full-service branch opening in the Rockford market, both later this year. In addition to our physical presence, we continue to expand our digital technology, partnering with Michigan-based fintech companies.”

Total assets grew to $622.7 million as of March 31, 2018, compared to $617.7 million as of March 31, 2017. Net loans have grown $12.8 million since March 31, 2017, which along with higher interest rates on new loans led to total interest income of $5.7 million in the first quarter of 2018, which was $561,000 higher than the same period in 2017. Total deposits grew 5% or $23.9 million from March 31, 2017 to March 31, 2018, which helped in the funding of loans.

ChoiceOne recorded a $35,000 provision for loan losses during the first quarter of 2018 to keep up with anticipated loan growth. Nonperforming loans declined $186,000 from March 31, 2017 to March 31, 2018 as credit quality continued to remain a focal point for ChoiceOne.

Total noninterest income decreased $106,000 in the first quarter of 2018 compared to the same quarter in the prior year. Insurance and investment commissions were the largest component of the decline as ChoiceOne sold a majority of its investment book of business during the fourth quarter of 2017. Gains on sales of securities were also lower in the first quarter of 2018 than in the same period in the prior year as higher interest rates have negatively impacted ChoiceOne’s market value of securities. Partially offsetting these reductions in income were higher customer service charges and gains on sales of loans in the first quarter of 2018 compared to the same period in 2017. In spite of higher long-term interest rates and a low inventory of homes available for sale in ChoiceOne’s primary market areas, ChoiceOne’s mortgage loan originators generated more mortgage sales volume in the first quarter of 2018 than the first quarter in the prior year.

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Total noninterest expense increased $296,000 in the first quarter of 2018 compared to the same period in 2017. Much of this growth was caused by higher salaries and benefits expense, part of which was due to staffing additions in preparation for two additional branch locations which will open later in 2018. Other noninterest expenses were also higher in the first quarter of 2018 compared to the same quarter in the prior year. Contributing factors were growth in advertising and other miscellaneous expenses.

ChoiceOne’s income tax expense decreased $174,000 in the first quarter of 2018 compared to the first quarter of 2017, which caused the effective tax rate to decline from 25% to 15%. This reduction in expense was due to the Tax Cut and Jobs Act passed in December of 2017.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 12 full service offices and one loan production office in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Forward-Looking Statements

This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary and the amount of any impairment) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017. These and other factors are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616)887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

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Condensed Balance Sheets
(Unaudited)

(In thousands)	3/31/2018	12/31/2017	3/31/2017
Cash and Cash Equivalents	$13,985	$36,837	$11,315
Securities	171,067	159,158	183,881
Loans Held For Sale	1,240	1,721	2,308
Loans to Other Financial Institutions	5,637	6,802	3,507
Loans, Net of Allowance For Loan Losses	381,731	394,208	368,966
Premises and Equipment	13,348	12,855	12,459
Cash Surrender Value of Life Insurance Policies	14,608	14,514	14,216
Goodwill and Other Intangible Assets	13,728	13,728	13,728
Other Assets	7,398	6,721	7,346

Total Assets	$622,742	$646,544	$617,726

Noninterest-bearing Deposits	$146,912	$151,462	$127,945
Interest-bearing Deposits	385,361	388,391	380,422
Borrowings	12,720	27,416	32,772
Other Liabilities	2,135	2,725	3,289

Total Liabilities	547,128	569,994	544,428

Shareholders’ Equity	75,614	76,550	73,298

Total Liabilities and Shareholders’ Equity	$622,742	$646,544	$617,726

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Condensed Statements of Income
(Unaudited)

	Quarter Ended
(In Thousands, Except Per Share Data)	3/31/2018	3/31/2017
Interest Income
Loans, including fees	$4,596	$4,164
Securities and other	1,126	997
Total Interest Income	5,722	5,161

Interest Expense
Deposits	346	248
Borrowings	46	58
Total Interest Expense	392	306

Net Interest Income	5,330	4,855
Provision for Loan Losses	35	-

Net Interest Income After Provision for Loan Losses	5,295	4,855

Noninterest Income
Customer service charges	1,055	974
Insurance and investment commissions	62	238
Gains on sales of loans	261	224
Gains on sales of securities	9	66
Earnings on life insurance policies	94	99
Other income	145	131
Total Noninterest Income	1,626	1,732

Noninterest Expense
Salaries and benefits	2,749	2,514
Occupancy and equipment	680	708
Data processing	534	576
Professional fees	217	229
Other expenses	785	642
Total Noninterest Expense	4,965	4,669

Income Before Income Tax	1,956	1,918
Income Tax Expense	298	472

Net Income	$1,658	$1,446

Basic Earnings Per Share	$0.48	$0.42
Diluted Earnings Per Share	$0.48	$0.42

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